 19  21  65  59  74  150  0  113  186  83  84  84  248  157  56  Citizens Financial Services, Inc.

 2021 Financial Performance

 Efficiency Ratio History  Finished in the 93rd percentile compared to the CZFS peer group for 2021

 Return on Equity History  Finished in the 100th percentile compared to the CZFS peer group for 2021

 Return on Assets History  Finished in the 100th percentile compared to the CZFS peer group for 2021

 Cash Dividends Paid History  1% stock dividend paid in 2018, 2019, 2020 & 2021, and a 5% stock dividend paid in 2017

 2021 Industry Recognition

 Industry Recognition  Being named as one of the 200 top-performing community banks in the nation.

 Industry Recognition  Being named as one of the 200 top-performing community banks in the nation.  Being ranked as the 29th best performing bank in the $1 billion to $5 billion category nationwide.

 Industry Recognition  Being named as one of the 200 top-performing community banks in the nation.  Being ranked as the 29th best performing bank in the $1 billion to $5 billion category nationwide.  Being the third largest agricultural lender in PA and 66th in the nation.

 Industry Recognition  Being named as one of the 200 top-performing community banks in the nation.  Being ranked as the 29th best performing bank in the $1 billion to $5 billion category nationwide.  Being the third largest agricultural lender in PA and 66th in the nation.  Receiving the Corporate Philanthropy Award.

 Industry Recognition  Being named as one of the 200 top-performing community banks in the nation.  Being ranked as the 29th best performing bank in the $1 billion to $5 billion category nationwide.  Being the third largest agricultural lender in PA and 66th in the nation.  Receiving the Corporate Philanthropy Award.  Partnered to bring Raise the Region to Tioga County.

 Industry Recognition  Being named as one of the 200 top-performing community banks in the nation.  Being ranked as the 29th best performing bank in the $1 billion to $5 billion category nationwide.  Being the third largest agricultural lender in PA and 66th in the nation.  Receiving the Corporate Philanthropy Award.  Partnered to bring Raise the Region to Tioga County.  Proudly donated over $360,000.

 2022 and Beyond

 What’s in store for 2022?  Will continue to build out our Kennett Square branch.

 What’s in store for 2022?  Will continue to build out our Kennett Square branch.  Filed a Nasdaq listing application.

 What’s in store for 2022?  Will continue to build out our Kennett Square branch.  Filed a Nasdaq listing application.  Opening our 32nd branch in Ephrata, PA

 What’s in store for 2022?  Will continue to build out our Kennett Square branch.  Filed a Nasdaq listing application.  Opening our 32nd branch in Ephrata, PA  Celebrating our 150th Year Anniversary.